AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is by and between Western Capital Resources, Inc., a Minnesota corporation (the “Company”), and John Quandahl (“Executive”), and entered into effective as of April 1, 2013.

INTRODUCTION

A.           The Company engages in the business of (i) short term consumer finance, including without limitation, payday lending, check cashing, title lending, prepaid debit cards and related activities and (ii) the retail sale of wireless phones, plans and accessories, including without limitation the sale of used cellular phones, phone flashing and related activities (such activities being hereinafter collectively referred to as the “Business”).

B.           The Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company to ensure that the Company will have the continued dedication and service of Executive, in the roles of the Company’s Chief Executive and Chief Operating Officer, and to obtain the benefit of certain covenants set forth herein; and Executive desires to serve the Company in such roles and provide the Company with such covenants.

C.           The parties hereto entered into that certain Employment Agreement dated as of March 31, 2010, and now desire to amend and restate such agreement as contained herein.

AGREEMENT

Now, Therefore, in consideration of the foregoing and the mutual promises, terms, covenants and conditions set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1.          Certain Definitions.

1.1           “Code” means the Internal Revenue Code of 1986, as amended, including and succeeding provisions of law and any regulations promulgated by the United States Treasury Department thereunder.

1.2           “Employment Period” means the period during which Company employs the Executive.

1.3           “Good Cause” means any one or more of the following: (a) Executive has committed an act constituting a misdemeanor involving moral turpitude or a felony under the laws of the United States or any state or political subdivision thereof or any other jurisdiction; (b) Executive has committed an act constituting a breach of fiduciary duty, gross negligence or willful misconduct; (c) Executive has engaged in conduct which violates the Company’s then existing internal policies or procedures and which is detrimental to the Business or the reputation, character or standing of the Company or any of its affiliates; (d) Executive has committed an act of fraud, dishonesty or misrepresentation that is detrimental to the Business or the reputation, character or standing of the Company or any of its affiliates; (e) Executive has engaged in a conflict of interest or self-dealing without the prior written approval of the Board; (f) Executive has materially breached his obligations as set forth in this Agreement or has neglected or failed to satisfactorily perform his material duties and responsibilities as chief executive officer of the Company; (g) Executive has become bankrupt or insolvent; or (h) Executive has been repeatedly or continuously absent from the Company without the permission of the Chairman of the Board.

1.4           “Good Reason” means a termination by Executive of Executive’s employment hereunder upon the occurrence of any of the following events taking place without Executive’s prior written approval: (a) Executive’s demotion from his position as Chief Executive Officer; (b) the Company’s failure to obtain the assumption of this Agreement by any successor or assign of the Company that is a purchaser of all or substantially all of the assets of the Company (or that otherwise is a purchaser of all or substantially all of the Business); or (c) the required relocation of the place at which Executive must render a majority of his ordinary duties hereunder by more than 60 miles from such current place (i.e., 11550 “I” Street, Suite 150, Omaha, NE 68137); provided however, that notwithstanding anything to the contrary herein, the Company’s hiring of a Chief Operating Officer shall not constitute “Good Reason.”

2.          Employment and Duties.

2.1           The Company agrees to continue to employ Executive for the Employment Period, and Executive agrees to remain in the employ of the Company for the Employment Period. The term of this Agreement shall continue until such time as the employment of Executive is terminated pursuant to Section 7 below.

2.2           The Company is employing Executive hereunder as the Company’s Chief Executive Officer and Chief Operating Officer. In this regard, Executive agrees to perform such duties and responsibilities, in good faith and for the exclusive benefit of the Company, as are prescribed for his office under the Minnesota Business Corporation Act, the Company’s Amended and Restated Bylaws (as may be further amended or restated from time to time), and as otherwise reasonably directed by the Chairman of the Board, to the extent such direction is reasonable and consistent with the position of a Chief Executive Officer of a corporation.

2.3           Executive’s entire business time, attention, energies and skills shall be devoted to the Company and the Business; provided, however, that Executive shall nonetheless be entitled to participate in social, civic or professional associations or engage in passive outside investment activities which may require a limited portion of time and effort to manage (consistent at all times with Company’s policies and procedures), so long as such activities do not interfere with the performance of Executive’s duties nor compete, in any way, with the products or services offered by or through Company.

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3.          Compensation. For services rendered by Executive during the Employment Period, the Company shall compensate Executive as follows:

3.1           Executive shall receive an annual base salary of $246,000 (the ”Base Salary”) which will be paid in accordance with the Company’s normal payroll cycle. During the Employment Period, the Board will review the Base Salary no less frequently than annually and may, in connection with any review, increase Executive’s Base Salary. Any decision by the Board to increase the Base Salary shall not serve to limit or reduce any other obligation of the Company to Executive under this Agreement.

3.2           Executive shall be eligible for an annual performance-based cash bonus (the “Annual Bonus”). The Annual Bonus will be based upon an “EBITDA Target” established by the Board on an annual basis (and reasonably agreeable to Executive) prior to the conclusion of the first quarter of each fiscal year, with the initial EBITDA Target for fiscal year 2010 being $4 million. The Annual Bonus will be payable in connection with an “Annual Bonus Pool” that the Board will establish, under which Executive and certain other key executives or management-level employees identified by Executive and reasonably acceptable to the Board will be eligible to participate and receive performance-based bonuses similar to Executive’s Annual Bonus hereunder. Each year during the Employment Term, Executive’s share of payments from the Annual Bonus Pool, if any, will be reasonably determined by the Board based upon the number of participants in the Annual Bonus Pool but shall be in an amount to be determined by the Executive up to a maximum of 50% of the Annual Bonus Pool. Under the Annual Bonus Pool, (a) if the Company’s actual EBITDA for a calendar year (as defined below) is 85%-100% of the applicable EBITDA Target, then the Annual Bonus Pool will equal 7.5% of Actual EBITDA; (b) if Actual EBITDA is less than 85% of the applicable EBITDA Target, then the Annual Bonus Pool will be zero and no bonuses (including the Annual Bonus for which Executive is eligible) will be paid; and (c) if Actual EBITDA exceeds the applicable EBITDA Target, then the Annual Bonus Pool will equal 7.5% of that portion of the Actual EBITDA equaling the EBITDA Target, and 15% of that portion of the Actual EBITDA exceeding the EBITDA Target. Payments under the Annual Bonus Pool, including Executive’s Annual Bonus, will be payable only if (i) budgeted working capital and capital expenditure targets and thresholds approved by the Board in the Company’s annual budget or on or prior to the conclusion of the first quarter of each fiscal year are met, and (ii) an audit of the Company’s financial statements has been performed and establishes that Executive (and any other participants in the Annual Bonus Pool) is eligible to receive such payments. In addition, the Annual Bonus Pool for fiscal year 2010 shall be prorated based on a percentage determined by (1) the number of days in fiscal year 2010 from the date of this Agreement through the end of fiscal year 2010 divided by (2) the number of days during fiscal year 2010. The Company’s payment of the Annual Bonus, if any, will be subject to standard deductions and withholdings by the Company. As used herein, “Actual EBITDA” shall mean, for any 12-month fiscal year period, an amount equal to the sum of the amounts for such period of (a) net income, plus (b) interest expense, plus (c) provisions for taxes based on income, plus (d) total depreciation expense, plus (e) total amortization expense, plus (f) any management fees payable to Blackstreet Capital Management, LLC.

3.3           In addition to Base Salary and the Annual Bonus payable as above provided, Executive shall be entitled during the Employment Period to participate in all current incentive, savings, and retirement plans, practices, policies and programs made available from time to time to other management-level employees of the Company and its subsidiaries.

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3.4           Executive and Executive’s qualified family members, as the case may be, shall be eligible to participate in, and shall receive all benefits under, the welfare benefit plans, practices, policies and programs (specifically including but not limited to health insurance benefits) made available from time to time to other management-level employees of the Company and its subsidiaries.

3.5           During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in connection with the Business of the Company in accordance with the applicable policies, practices and procedures of the Company and its subsidiaries.

3.6           During the Employment Period, Executive shall be entitled to four weeks of paid vacation per year, provided that any vacation not used in a calendar year shall be permanently lost and not carried over any subsequent calendar year.

3.7           Executive shall report to the Chairman of the Board (as elected by the shareholders of the Company), and any change in the Chairman shall not constitute Good Reason.

4.          Inventions.

4.1           Executive agrees that any Invention (as defined below) shall be the sole and exclusive property of the Company, and further agrees to: (a) promptly and fully inform the Company in writing of any such Inventions; (b) assign to the Company all of Executive’s rights in and to such Inventions, and to applications for patents and/or copyright registrations and to patents and/or copyright registrations granted upon such Inventions in the United States or in any foreign country; and (c) promptly acknowledge and deliver to the Company, without charge to the Company but at the Company’s expense, such written instruments and do such other acts as may be necessary, in the reasonable opinion of the Company, to obtain and maintain patents and/or copyright registrations and to vest the entire rights, interest in and title thereto in the Company.

4.2           Executive and the Company understand that the provisions of this Agreement requiring assignment of Inventions to the Company will not apply to any particular Invention that: (a) Executive develops entirely on his own time, completely outside of Executive’s working hours; and (b) Executive develops without using Company equipment, supplies, facilities or trade-secret or Confidential Information (as defined below); and (c) does not result from any work performed by Executive for the Company; and (d) does not, at the time of conception or reduction to practice, directly relate to the Company’s Business or to its actual or demonstrably anticipated research or development. Any such Invention meeting all of the criteria set forth in clauses (a) through (d) above will be owned entirely by Executive, even if developed by Executive during the term of this Agreement or otherwise during the time period of his employment with the Company. Finally, Executive agrees and covenants that he will not individually file any patent applications relating to Inventions without first obtaining an express release from a duly authorized Company representative.

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4.3           For purposes of this Agreement, the term “Inventions” means all discoveries, improvements, inventions, ideas and works of authorship, whether patentable or copyrightable, conceived or made by Executive either solely or jointly with others, and relating to any consultation, work or services performed by Executive with, for on behalf of or in conjunction with the Company or based on or derived from Confidential Information.

5.          Confidential Information.

5.1           Executive will hold all Confidential Information (as defined below) in the strictest confidence and never use, disclose or publish any Confidential Information without the prior express written permission obtained from a representative duly authorized by the Board. Executive agrees to maintain control over any Confidential Information obtained prior to or during the term of this Agreement, and restrict access thereto to the Company’s employees, agents or other associated parties who have a need to use such Confidential Information for its intended purpose.

5.2           Promptly upon the Company’s written request, all records and any compositions, articles, devices and other items which disclose or embody Confidential Information, including all copies or specimens thereof in Executive’s possession, whether prepared or made by Executive or others, will be destroyed by Executive and Executive will certify in writing to the Company that he has destroyed all Confidential Information and embodiments thereof as required under this Agreement.

5.3           For purposes of this Agreement, the term “Confidential Information” shall mean all information developed by Executive as a result of his work with, for, on behalf of or in conjunction with the Company and any information relating to the Company’s processes and products, including information relating to research, development, manufacturing, know-how, formulae, product ideas, inventions, trade secrets, patents, patent applications, systems, products, programs and techniques and any secret, proprietary or confidential information, knowledge or data of the Company, except such information that was developed by Executive prior to his employment by the Company. All information disclosed to Executive or to which Executive obtains access, whether originated by Executive or by others, which is treated by the Company as “Confidential Information,” or which Executive has a reasonable basis to believe is “Confidential Information,” will be presumed to be “Confidential Information” for purposes of this Agreement. Notwithstanding the foregoing, the term “Confidential Information” will not apply to information which (i) Executive can establish by documentation was known to Executive prior to its receipt by Executive from the Company, (ii) is lawfully disclosed to Executive by a third party not deriving such information from the Company, (iii) is presently in the public domain or becomes a part of the public domain through no fault of Executive, or (iv) is required to be disclosed pursuant to applicable law, rule, regulation, or court or administrative order; provided, however, that Executive shall take reasonable steps to obtain confidential treatment for such items and shall promptly advise the Company of Executive’s notice of any such requirement in order to permit the Company to obtain such confidential treatment on its own behalf.

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6.         No Solicitation of Customers or Employees. Executive acknowledges that the Company has invested substantial time, effort and expense in compiling its confidential, proprietary and trade secret information and in assembling its present staff of personnel. In order to protect the business value of the Company’s confidential, proprietary and trade secret information, during Executive’s employment with the Company and for three years immediately following the termination of that employment with the Company, Executive agrees: (a) that all information regarding customers and prospective customers of the Company, of which Executive learns during his employment with the Company, constitutes “Confidential Information” of the Company; (b) not to, directly or indirectly, induce or solicit any of the Company’s employees (or employees of subsidiaries) to leave their employment with the Company or any subsidiaries; and (c) that he shall not be employed, hired, engaged or otherwise retained (as an employee, consultant or in any other capacity) by WERCS, a Wyoming corporation, or any of its past or present officers, directors or shareholders, or any entity owned or controlled by or affiliated with (directly or indirectly) any of the foregoing without the unanimous prior written consent of the Board.

7.          Termination and Effect. This Agreement will begin on the date first written above and shall continue until the three-year anniversary of such date. Nevertheless, Executive’s employment under this Agreement may be earlier terminated in any of the followings ways: (a) immediately (and automatically) upon Executive’s death; (b) by the Company upon not less than 14 days prior written notice to Executive of the Company’s desire to terminate this Agreement as a result of Executive’s incapacity due to physical or mental illness or injury resulting in Executive’s absence from his full-time duties hereunder for four consecutive weeks, subject to Executive’s right to cure (no more than two times per calendar year) during the 14-day period; (c) by the Company immediately for Good Cause; (d) by the Company upon not less than 14 days prior written notice to Executive for any reason or no reason; (e) by Executive immediately for Good Reason; or (f) by Executive upon not less than 60 days prior written notice to the Company for any reason or no reason.

8.          Effects of Termination. Following any termination of Executive’s employment under this Agreement, all compensation and benefits provided to Executive under this Agreement shall cease to accrue as of the date of such termination (with Executive entitled to all Base Salary and benefits hereunder accrued through the effective date of termination), except as set forth in the paragraphs below.

8.1           In the case of a termination arising under Section 7(a) from Executive’s death or under Section 7(b) from Executive’s incapacity, the Company shall, for a period of one month following such death, pay to the estate of Executive an amount equal to Executive’s monthly payment of Base Salary and continue the welfare benefit programs contemplated under Section 3.4 above, including paying all premiums for coverage for Executive’s dependent family members under all health, hospitalization, disability, dental, life and other insurance plans that the Company maintained at the time of Executive’s death.

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8.2           In the case of a termination arising under Section 7(d) from the Company’s termination without Good Cause, or under Section 7(e) from Executive’s termination with Good Reason, then, subject in all cases to Executive’s execution and delivery to the Company of a release and waiver of claims in customary and negotiated form, the Company shall: (a) pay Executive severance pay in the form of continuation of Executive’s then-current Base Salary, less standard deductions and withholdings, for a period of 12 months from the effective date of Executive’s termination of employment with Company, with such payments to be made at the same time as the Base Salary otherwise would have been payable had Executive not been terminated; and (b) if Executive elects continued coverage under COBRA, reimburse Executive for his health insurance premiums (for both Executive and his family) for a period of 12 months from the effective date of Executive’s termination of employment with Company, to the extent that the Company was paying such premiums at the time of termination.

8.3           In the case of a termination arising under Section 7(c) from the Company’s termination with Good Cause or under Section 7(f) from the resignation of the Executive, then (a) no severance or continued benefits shall be due to Executive and (b), if there are any damages to the Company arising by virtue of the events, actions or omissions constituting Good Cause, then the Company shall be entitled to offset the amount of any such damages against any amounts owed to Executive under this Section 8.

9.          Return of Company Property. All records, designs, patents, business plans, financial statements, manuals, memoranda, lists, and other property delivered to or compiled by Executive by or on behalf of the Company (or its subsidiaries or other affiliates) or its representatives, vendors, or customers that pertain to the Business of the Company shall be and remain the property of the Company and be subject at all times to its discretion and control. Likewise, all correspondence, reports, records, charts, advertising materials, and other similar data pertaining to the Business, activities, or future plans of the Company. Any such information or data that is collected by or in the possession of Executive shall be delivered promptly to the Company upon termination of Executive’s employment.

10.         Non-Competition Covenant.

10.1         In consideration of the various benefits provided by the Company to Executive under this Agreement, Executive agrees to be bound by the restrictive covenant set forth in this Section. In this regard, Executive recognizes and acknowledges the competitive and proprietary nature of the Business. Accordingly, Executive agrees that, during the applicable Restricted Period (as defined below), Executive shall not, without the prior written consent of the Company (which the Company may withhold or condition in its sole and absolute discretion), for himself or on behalf of any other person or entity, directly or indirectly, either as principal, agent, shareholder, lender, consultant, officer, director, employee, agent, representative or in any other capacity, own, manage, operate or control, or be concerned, connected or employed by, or otherwise associate in any manner with, or engage in or have any financial interest in, any enterprise engaging in the Restricted Business (as defined below) anywhere in the Restricted Territory (as defined below).

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10.2         Nothing contained in this Agreement shall preclude Executive from purchasing or owning common stock or equity in any company engaging in the Restricted Business if such stock is publicly traded and Executive’s holdings therein do not exceed one percent of the issued and outstanding capital stock of such company. If any part of this Section should be determined by a court of competent jurisdiction to be unreasonable in duration, geographic area, or scope, then this Section is intended to and shall extend only for such period of time, in such geographic area and with respect to such activity as is determined by such court to be reasonable.

10.3         For purposes of this Agreement: (a) “Restricted Period” means the period commencing on the date of this Agreement and ending, as applicable, on either (i) the three-year anniversary of the expiration or termination of this Agreement (except for any termination covered in the following clause (ii)), or (ii) the two-year anniversary of any termination of this Agreement occurring without Good Cause or with Good Reason under Section 7(c) or 7(e), respectively; (b) “Restricted Business” means the Business of the Company (including its subsidiaries) as conducted as of the date of expiration or termination of this Agreement (and as previously conducted within the two years prior to the date of such expiration or termination or proposed to be conducted as of the date of such expiration or termination), including any substantially similar business that is competitive with the Business; and (c) “Restricted Territory” means anywhere in the United States where the Company, directly or indirectly through any of its subsidiaries, conducts the Business as of the date of expiration or termination of this Agreement, including anywhere the Company proposes to conduct the Business within six months of the date of such expiration or termination.

11.         Indemnification. In the event Executive is made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative (other than an action directly by the Company against Executive), by reason of or in connection with the fact that Executive is or was performing services to the Company under this Agreement or prior to this Agreement, then the Company shall indemnify Executive against all expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement, as actually and reasonably incurred by Executive in connection therewith to the maximum extent permitted by applicable law. In the event that both Executive and the Company are made a party to the same third-party action, complaint, suit or proceeding, the Company agrees to engage competent legal representation, and Executive agrees to use the same representation, provided that if counsel selected by the Company shall have a conflict of interest that prevents such counsel from representing Executive, Executive may engage separate counsel and the Company shall pay all reasonable attorneys’ fees of such separate counsel. To the maximum extent permitted by law, Executive shall not be entitled to indemnification or expense advances under this Agreement in any case where he has exhibited gross negligence or willful misconduct, or performed criminal or fraudulent acts; and the Company may withhold expense advances if it reasonably determines that Executive is not entitled to indemnification hereunder because of gross negligence or willful misconduct, or the performance of criminal or fraudulent acts.

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12.          Parachute Payments. If any payment or benefit Executive would receive from the Company pursuant to or in connection with a “Change in Control” as defined below (any “Payment”) would (i) constitute a “parachute payment” within the meaning of Code §280G, and (ii) but for this sentence, be subject to the excise tax imposed by Code §4999 (the “Excise Tax”), then such Payment shall be adjusted to equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment (prior to adjustment) that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion of the Payment (prior to adjustment), which, after taking into account all applicable federal, state and local employment taxes, income taxes and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment (than that calculated under clause (x) above) notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless Executive elects, in writing, a different order (provided, however, that such election shall be subject to the Company’s approval if made on or after the effective date of the event that triggers the Payment): reduction of cash payments; cancellation of accelerated vesting of stock options (if any); and reduction of employee benefits. In the event that acceleration of vesting of the stock options is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Executive’s stock options (i.e., the earliest granted stock option will be cancelled last) unless Executive elects, in writing, a different order for cancellation. Notwithstanding anything to the contrary herein, Executive shall be responsible for any costs and expenses (whether or not incurred by the Company) in connection with any reductions made (or the determination thereof) pursuant to this Section 12. For purposes of this Section, “Change in Control” shall have the meaning (or any corresponding meaning) contained in the Treasury Regulations promulgated under Code §280G.

13.        No Conflicting Agreements. Executive represents and warrants to the Company that the execution of this Agreement by Executive and Executive’s employment by the Company, and the performance of Executive’s duties hereunder, will not violate or be a breach of any agreement with any former employer, client or any other person, firm or entity to which Executive is a party. Executive also represents and warrants that except for his affiliation with WCR, LLC, a Delaware limited liability company, he is not affiliated in any manner (whether as a stockholder, member, partner, manager, director, officer, employee or otherwise) with any person or entity that has any business relationship with the Company. Furthermore, Executive agrees to indemnify the Company from and against any and all losses, liabilities, damages and claims, including but not limited to reasonable attorneys’ fees and costs and expenses of investigation, arising from any third-party claim made against the Company and based upon or arising out of any non-competition or confidentiality agreement between or among Executive and any such third party.

14.         Assignment; Binding Effect. Executive understands that the Company is employing him on the basis of his personal qualifications, experience and skills. Therefore, Executive agrees that he cannot assign all or any portion of Executive’s obligations of performance under this Agreement. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, and permitted successors and assigns.

15.         Complete Agreement. This Agreement is not a promise of future employment. Except as specifically provided herein, Executive has received no oral representations, and has no other understandings or agreements with the Company (oral or written) or any of its officers, directors or representatives covering the same subject matter as this Agreement. This written Agreement is the final, complete and exclusive statement and expression of the agreement between the Company and Executive pertaining to Executive’s employment. This written Agreement may not be later modified except in a writing signed by a duly authorized officer of the Company and Executive, and no term of this Agreement may be waived except by a writing signed by the party waiving the benefit of such term. This Agreement hereby supersedes any other employment agreements or understandings, written or oral, between the Company and Executive.

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16.            Notice. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

If to the Company:	11550 “I” Street, Suite 150
Omaha, NE 68137
Attention: Chief Financial Officer and Chairman of the Board

With a copy to:	Maslon Edelman Borman & Brand, LLP
3300 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402
Attention: Paul D. Chestovich

If to Executive:	John Quandahl
10602 Ridgemont Circle
Omaha, NE 68136

Notice shall be deemed given and effective on the earlier of three days after the deposit in the U.S. mail of a writing addressed as above and sent first-class mail, certified, return receipt requested, or when actually received. Either party may change the address for notice by notifying the other party of such change in accordance with this Section.

17.         Severability. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative.

18.         Dispute Resolution.

18.1         To the greatest extent possible, the parties will endeavor to resolve any disputes relating to the Agreement through amicable negotiations. Failing an amicable settlement, any controversy, claim or dispute arising under or relating to this Agreement, including the existence, validity, interpretation, performance, termination or breach of this Agreement, will finally be settled by binding arbitration before a single arbitrator (the “Arbitration Tribunal”) which will be jointly appointed by the parties. The Arbitration Tribunal shall self-administer the arbitration proceedings utilizing the Commercial Rules of the American Arbitration Association (“AAA”); provided, however, the AAA shall not be involved in administration of the arbitration. The arbitrator must be a retired judge of a state or federal court of the United States or a licensed lawyer with at least 15 years of corporate or commercial law experience. If the parties cannot agree on an arbitrator, either party may request a court of competent jurisdiction to appoint an arbitrator, which appointment will be final.

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18.2         The arbitration will be held in Wilmington, Delaware. Each party will have discovery rights as provided by the Federal Rules of Civil Procedure within the limits imposed by the arbitrator; provided, however, that all such discovery will be commenced and concluded within 60 days of the selection of the arbitrator. It is the intent of the parties that any arbitration will be concluded as quickly as reasonably practicable. Once commenced, the hearing on the disputed matters will be held four days a week until concluded, with each hearing date to begin at 9:00 a.m. and to conclude at 5:00 p.m. The arbitrator will use all reasonable efforts to issue the final written report containing award or awards within a period of five business days after closure of the proceedings. Failure of the arbitrator to meet the time limits of this Section will not be a basis for challenging the award. The Arbitration Tribunal will not have the authority to award punitive damages to either party. Each party will bear its own expenses, but the parties will share equally the expenses of the Arbitration Tribunal. The Arbitration Tribunal shall award attorneys’ fees and other related costs payable by the losing party to the successful party as it deems equitable. This Agreement will be enforceable, and any arbitration award will be final and non-appealable, and judgment thereon may be entered in any court of competent jurisdiction. Notwithstanding the foregoing, claims for injunctive relief may be brought in a state or federal court in the state court in Delaware.

19.         Equitable Relief. Executive acknowledges and agrees that it would be difficult to fully compensate the Company for damages resulting from the breach or threatened breach of the covenants contained in Sections 4, 5, 6 and 10 of this Agreement, and that any such breach would cause the Company irreparable harm. Accordingly, the Company will be entitled to seek injunctive relief, including but not limited to temporary restraining orders, preliminary injunctions and permanent injunctions, to enforce the terms thereof, without the need to demonstrate irreparable harm or post any bond. This right to injunctive relief will not, however, diminish any of the Company’s other legal rights hereunder or at law.

20.         Governing Law. This Agreement shall in all respects be construed according to the laws of the State of Delaware, notwithstanding the conflicts-of-law provisions of such state.

21.         WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 21 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

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22.         Further Assurances. Each party shall, without further consideration, execute such additional documents as may be reasonably required in order to carry out the purpose and intent of this Agreement.

23.         Counterparts and Delivery. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument. Counterpart signatures delivered by facsimile or other means of electronic transmission shall be valid and binding to the same as signatures delivered in original.

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In Witness Whereof, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:	EXECUTIVE:

WESTERN CAPITAL RESOURCES, INC.

By:
Name:	John Quandahl
Its:

Signature Page to Employment Agreement